CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for the 1999 Stock Option Plan of Longport, Inc. ("Registration Statement") of our report dated January 19, 1999, except for the second caption in Note 6 as to which the date is February 18, 1999, which appears on page F-2 of Longport, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1998, and of our report dated February 24, 1998 which appears on page F-2 of Longport, Inc.'s definitive prospectus dated May 15, 1998 and to the reference made to our firm under the caption "Experts" included in or made part of this Registration Statement.


                                                  ANGELL & DEERING
                                                  CERTIFIED PUBLIC ACCOUNTANTS



Denver, Colorado
November 12, 1999